As filed with the Securities and Exchange Commission on December 20, 1996
                                                   Registration No. 33-_________
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                            LIFECORE BIOMEDICAL, INC.
                          (Exact name of registrant as
                            specified in its charter)

      MINNESOTA                                           41-0948334
(State or other jurisdiction of               (IRS Employer Identification No.)
incorporation or organization)

                              3515 Lyman Boulevard
                             Chaska, Minnesota 55318
                                 (612) 368-4300
                          (Address, including zip code,
                   and telephone number, including area code,
                  of registrant's principal executive offices)

                            ------------------------

                                 JAMES W. BRACKE
                      President and Chief Executive Officer
                            Lifecore Biomedical, Inc.
                              3515 Lyman Boulevard
                             Chaska, Minnesota 55318
                                 (612) 368-4300
                       (Name, address and telephone number
                              of agent for service)

                          ----------------------------

                                    Copy to:

                               Martin R. Rosenbaum
                           Lindquist & Vennum P.L.L.P.
                                 4200 IDS Center
                              Minneapolis, MN 55402
                          ----------------------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/


                         CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
Title of                             Proposed        Proposed
each class                           maximum         maximum
of securities       Amount           offering        aggregate       Amount of
to be               to be            price per       offering        registra-
registered          registered       unit            price           tion fee
-------------------------------------------------------------------------------

Common
Stock, $.01         29,108
par value           shares           $16.06 (1)      $467,474.48 (1) $141.64
-------------------------------------------------------------------------------

     (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and based upon the average of the high and low prices of the Company's Common Stock on the NASDAQ National Market System on December 16, 1996.



     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION DATED DECEMBER 20, 1996

PROSPECTUS

                            LIFECORE BIOMEDICAL, INC.

                          29,108 shares of Common Stock

                            ------------------------

     The 29,108 shares of Common Stock, $.01 par value per share, of Lifecore Biomedical, Inc. (the "Company" or "Lifecore") offered hereby (the "Shares") are held by the individual named herein (the "Selling Shareholder"). The Shares will be sold from time to time by the Selling Shareholder or a brokerage firm or firms engaged by the Selling Shareholder in transactions on the NASDAQ National Market at prices prevailing at the time of the sale or otherwise as set forth below. See "Plan of Distribution".

     The Company will bear all expenses of the offering hereunder other than underwriting discounts and commissions incurred in connection with the sale of the Shares by the Selling Shareholder. The Company's Common Stock is traded on the NASDAQ National Market under the symbol LCBM. The closing price of the Company's Common Stock on December 16, 1996 was $16.25. FOR INFORMATION CONCERNING RISK FACTORS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY, SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS.

     The Shares were acquired by the Selling Shareholder in a private transaction and are considered "restricted securities" under the Securities Act of 1933, as amended (the "Act"). This Prospectus has been prepared for the purpose of registering the Shares under the Act to allow future sales to the public without restriction. The Selling Shareholder may be deemed to be an "underwriter" within the meaning of the Act, in which case any commissions received by a broker or dealer may be deemed to be underwriting commissions or discounts under the Act. See "Plan of Distribution".

     The Shares may be sold from time to time by the Selling Shareholder or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may, without limitation, be sold through one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Shareholder may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Shareholder in amounts described under "Plan of Distribution" or to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Act in connection with such sales. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
                BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS
               THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                   OF THIS PROSPECTUS.  ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.

                              ---------------------

               The date of this Prospectus is December _____, 1996

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the offices of the Commission, 450 Fifth Street N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, 12th Floor, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60604. Copies of such materials may be obtained from the Public Reference Section of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission.

     The Company has filed with the Commission in Washington, D.C. a Registration Statement under the Securities Act of 1933 with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement as permitted by the rules and regulations of the Commission. For further information pertaining to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits thereto, which may be examined without charge at the public reference facilities maintained by the Commission at 450 Fifth Street N.W., Washington D.C. 20549, and copies thereof may be obtained from the Commission upon payment of the prescribed fees.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed by the Company with the Commission, are incorporated by reference in this Prospectus: (i) the Annual Report of the Company on Form 10-K for the fiscal year ended June 30, 1996; (ii) the Quarterly Report of the Company on Form 10-Q for the quarter ended September 30, 1996; (iii) the Proxy Statement of the Company for the Annual Meeting of Shareholders held on November 14, 1996; and (iv) the description of the Company's Common Stock contained in its Form S-2 Registration Statement dated August 30, 1995 (Reg. No. 33-62223), including any amendment or report filed for the purpose of updating such description. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Prospectus, or in any other subsequently filed document which is also incorporated by reference, modifies or replaces such statement.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of the offering of securities contemplated hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference in this Prospectus (other than exhibits to such documents). Requests for such copies should be directed to Chief Financial Officer, Lifecore Biomedical, Inc., 3515 Lyman Boulevard, Chaska, Minnesota 55318, telephone number (612) 368-4300.


                                   THE COMPANY

     Lifecore Biomedical, Inc. develops, manufactures and markets medical and surgical devices through its two divisions, the Hyaluronate Division and the Oral Restorative Division.

     The Company's Hyaluronate Division is principally involved in the development and manufacture of products utilizing hyaluronate, a naturally-occurring carbohydrate which moisturizes or lubricates the soft tissues of the body. The Hyaluronate Division's primary development project involves LUBRICOAT-Registered Trademark- 0.5% Ferric Hyaluronate Gel ("LUBRICOAT Gel"), the Company's second generation product for potential application in reducing the incidence of postsurgical adhesions. LUBRICOAT Gel is intended to reduce the incidence of fibrous tissue adhesions, which commonly form as part of the body's natural healing process when tissues or organs are subject to accidental or surgical trauma. Particularly with respect to abdominal, cardiovascular, orthopedic, reproductive, and thoracic surgeries, these adhesions may cause internal complications that often require costly postsurgical intervention. Industry sources estimate the cost of treating adhesion complications in the lower abdomen, a common site for the occurrence of adhesions, at $2 billion per year in the United States.

     The Company has been working on the LUBRICOAT Gel project with its corporate partner, Ethicon, Inc., a wholly-owned subsidiary of Johnson & Johnson ("Ethicon"), since 1989. In August 1994, the Company acquired development responsibility for this project from Ethicon in exchange for granting exclusive worldwide marketing rights to Ethicon for adhesion prevention and orthopedic applications. An Investigational Device Exemption for LUBRICOAT Gel has been approved by the United States Food and Drug Administration ("FDA"), and a pilot human clinical trial was completed at a single United States clinical center in December 1995. Analysis of the pilot clinical data indicated that patients who received LUBRICOAT Gel experienced a statistically significant reduction in the number, extent and severity of adhesions when compared with patients from the control surgical treatment group. Based on these results, the Company initiated a pivotal human clinical trial in March 1996. It is expected to take up to 18 months to complete patient enrollment and follow-up for this pivotal trial. If the pivotal trial confirms the statistical significance observed in the pilot trial, the Company expects to file an application with the FDA in 1997 for Pre-Market Approval ("PMA") of LUBRICOAT Gel. In July 1996, the Company received a notice of issuance for a U.S. patent covering the composition and use of LUBRICOAT Gel.

     The Company produces hyaluronate synthetically through a proprietary fermentation process. Due to its widespread presence in body tissues and its high degree of biocompatibility, the Company believes that hyaluronate can be used for a wide variety of medical applications. Currently, the primary commercial use for the Company's hyaluronate is as a component in ophthalmic surgical solutions for cataract surgery. Lifecore is pursuing the development of several other synthesized versions of hyaluronate through strategic alliances with a number of corporate partners for a variety of general surgery, veterinary, drug delivery and wound care applications. The Company also leverages its specialized hyaluronate manufacturing skills to produce non-hyaluronate products for medical applications.

     The Company's Oral Restorative Division markets a comprehensive line of titanium-based dental implants for the replacement of lost or extracted teeth. In May 1992, the Company acquired the Sustain-Registered Trademark- Dental Implant System from Bio-Interfaces, Inc. and subsequently, in July 1993, acquired Implant Support Systems, Inc. ("ISS"), the manufacturer of the Restore-Registered Trademark- Dental Implant System and the ISS line of compatible components. The Company has enhanced and expanded these product lines since their acquisition. The Oral Restorative Division also manufactures and markets the synthetic bone graft substitute products, Capset-TM- Calcium Sulfate Bone Graft Barrier and Hapset-Registered Trademark- Hydroxylapatite Bone Graft Plaster, for the restoration of bone tissue deterioration resulting from periodontal disease and tooth loss. This Division's products are marketed in the United States through the Company's direct sales force, in Italy through the Company's subsidiary, Lifecore Biomedical SpA, and in other countries through distributors.

     Lifecore Biomedical, Inc. was incorporated in Minnesota in 1965. As used herein, "Lifecore" or the "Company" refers to Lifecore Biomedical, Inc. and its wholly-owned subsidiaries. The Company's executive offices are located at 3515 Lyman Boulevard, Chaska, Minnesota 55318-3051 and its telephone number is (612) 368-4300.

                                  RISK FACTORS

     AN INVESTMENT IN THE SHARES OF COMMON STOCK BEING OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION IN THIS MEMORANDUM, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY. THIS PROSPECTUS, INCLUDING THE INFORMATION INCORPORATED BY REFERENCE HEREIN, CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934. ACTUAL RESULTS COULD DIFFER SIGNIFICANTLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT, IN PART, OF THE RISK FACTORS SET FORTH BELOW. IN CONNECTION WITH THE FORWARD-LOOKING STATEMENTS WHICH APPEAR IN THESE DISCLOSURES, PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY SHOULD CAREFULLY REVIEW THE FACTORS SET FORTH BELOW.

LACK OF PROFITABILITY; POSSIBLE NEED FOR FUTURE FINANCING

     The Company has experienced losses since 1990 and incurred a loss of $4.0 million in fiscal 1996. For the period from fiscal 1990 through the first half of fiscal 1994, the losses were attributable to the significant costs incurred in validating and operating the Company's facilities, research and development, and marketing. The losses in the second half of fiscal 1994 and the full fiscal 1995 and 1996 resulted principally from direct charges associated with excess plant capacity, research and development costs for LUBRICOAT Gel, and sales and marketing expenses related to the expanded product offerings of the Company's Oral Restorative Division. The Company incurred a loss of approximately $654,000 for the three months ended September 30, 1996. As the Hyaluronate Division increases production to meet current and future requirements, the Company's direct charges associated with excess plant capacity will decrease; however, research and development costs for LUBRICOAT Gel, sales and marketing expenses for the oral restorative products, and personnel costs are increasing.

     The Company completed a public offering of Common Stock in the second quarter of fiscal 1996, providing net proceeds of approximately $23 million, and a Regulation S offering to qualified persons outside the United States in the fourth quarter of fiscal 1996, providing net proceeds of approximately $22 million. The Company believes these capital resources are sufficient to meet the Company's needs through fiscal 1998, including its fixed obligations and anticipated operating cash flow deficits. The Company's ability to generate positive cash flow from operations and achieve profitability is dependent upon the continued expansion of revenue from its hyaluronate and oral restorative businesses. In the short term, the Company expects its cash requirements to significantly exceed the cash generated from anticipated operations. No assurance can be given that the Company will attain and maintain positive cash flow before its capital resources are exhausted. The Company has received waivers through fiscal 1997 with respect to certain covenants in the industrial development revenue bonds used to finance its facility. The Company anticipates that it will be required to obtain further waivers. There can be no assurance that the waivers will continue to be granted to the Company and thus, such bonds may be required to be redeemed before maturity. While the Company's capital resources, including the proceeds from these offerings, appear adequate today, unforeseen events, prior to achieving and maintaining positive cash flow, could require additional financing. If additional financing is necessary, no assurance can be given that such financing will be available and, if available, will be on terms favorable to the Company and its shareholders.

UNCERTAINTY OF SUCCESSFUL DEVELOPMENT OF NEW HYALURONATE PRODUCTS

     A significant amount of the Company's anticipated growth is dependent on its ability to develop, manufacture and market new product applications for hyaluronate. Such formulations must be developed, tested and, in most cases, approved for use by appropriate government agencies. Once approved as products, they must be manufactured in commercial quantities and marketed successfully. Each of these steps involves significant amounts of time and expense. There can be no assurance that any of these products, if and when fully developed and tested, will perform in accordance with the Company's expectations, that necessary regulatory approvals will be obtained in a timely manner, if at all, or that these products can be successfully and profitably produced and marketed.

     The Company has made a significant investment in the development of a hyaluronate product to reduce the incidence of postsurgical adhesions. Clinical testing of the first generation of this product indicated a need for further development. Additional work led to an Investigational Device Exemption ("IDE") application which was approved in April 1995 by the United States Food and Drug Administration (the "FDA"). A pilot human clinical trial on a second generation product, LUBRICOAT Gel, was completed at a single United States clinical center in December 1995. Based on the results of the pilot study, the Company initiated a pivotal human clinical trial in March 1996. The Company's ability to make commercial sales of LUBRICOAT Gel in the United States is dependent upon its receipt of Pre-Market Approval ("PMA") from the FDA. There can be no assurance that the Company's pivotal clinical trial will confirm the statistical significance observed in the pilot trial, that the Company will submit a PMA application, or that the PMA will be approved by the FDA within the Company's timetable, or at all. Furthermore, even if LUBRICOAT Gel is successfully developed and the Company receives a PMA, there can be no assurance that it will receive market acceptance. Failure to achieve significant sales of LUBRICOAT Gel would have a material adverse effect on future prospects for the Company's operations.

RELIANCE ON MARKETING AND DEVELOPMENT SUPPORT FROM CORPORATE PARTNERS

     The Company has historically developed, manufactured, and marketed its Hyaluronate Division products through long-term strategic alliances with corporate partners. In the case of such relationships, the speed and other aspects of the development project are sometimes outside of the Company's control, as the other party to the relationship often has priorities that differ from those of the Company. Thus, the timing of commercialization of the Company's products under development may be subject to unanticipated delays.

     Further, the Company currently has limited direct sales capabilities in the Hyaluronate Division and generally relies upon its corporate partners for marketing and distribution to end-users. The market success of the Company's hyaluronate products generally will depend upon the size and skill of the marketing organizations of the Company's corporate partners, as well as the level of priority assigned to the marketing of the Company's products by these entities, which may differ from the Company's. Should one or more of the Company's strategic alliances fail to develop or market products as planned, the Company's business may be adversely affected. No assurance can be given that the Company will be able to negotiate acceptable strategic alliances in the future or that current strategic alliances will continue beyond the terms of existing agreements.

     The development contracts into which the Company enters with corporate partners are long-term agreements that are subject to development milestones, product specifications, and other terms. Consequently, future agreement often is required regarding the course and nature of continued development activities. Contractual issues requiring resolution between the parties have arisen in the past and are expected to arise in the ordinary course of the Company's future development activities. There can be no assurance that all such issues will be successfully resolved.

LIMITED DIRECT SALES AND MARKETING RESOURCES

     The Oral Restorative Division markets its products through a direct sales force and a distribution network. Continued growth of the Company's revenues from oral restorative products will depend on the ability of this sales and distribution network to increase the Company's market share by convincing practitioners to use the Company's products over competing established products. No assurance can be given that the sales and distribution network will be successful in increasing or maintaining the Company's market share or sales levels. Failure to increase the market share of these products would adversely affect the Company's results of operations and financial condition.

COMPETITION

     Lifecore is engaged in very competitive segments of the human health care products industry. Competitors of the Hyaluronate and Oral Restorative Divisions in the United States and elsewhere are numerous and include major chemical, dental, medical, and pharmaceutical companies, as well as smaller specialized firms. Many of these competitors have substantially greater capital resources, marketing experience, and research and development resources than the Company. These companies may succeed in developing products that are more effective than any that have been or may be developed by Lifecore and may also prove to be more successful than Lifecore in producing and marketing these products. In addition, the Oral Restorative Division is competing against a number of large established competitors. In order to increase sales, the Division must gain market share from its competitors. There can be no assurance that Lifecore will be able to continue to compete successfully against these competitors.

     The Company's primary development project involves LUBRICOAT Gel for its potential application in reducing the incidence of postsurgical adhesions. Several companies are pursuing anti-adhesion product development, including Anika Research, Inc., Biomatrix, Inc., Focal, Genzyme Corporation ("Genzyme"), Gliatech, Osteotech and W.L. Gore & Associates, Inc. In particular, Genzyme is developing hyaluronate-based formulations for anti-adhesion applications, which would directly compete with the Company's LUBRICOAT Gel product, if and when approved for marketing by the FDA.
Genzyme has received PMA clearance from the FDA for one of these products and has begun to market it both in Europe and the United States. If this Genzyme product obtains commercial acceptance, this may adversely affect the Company's prospects for LUBRICOAT Gel, if and when approved. Genzyme also sells an ophthalmic hyaluronate component to Alcon Laboratories, Inc. ("Alcon"), the Company's largest customer. A number of other companies are attempting to develop anti-adhesion products, and a number of companies, including Genzyme, produce a hyaluronate product for cataract surgery.

     In addition, negative announcements regarding any competitor's products may have a negative impact on the public's perception of the market potential for all similar products, including the Company's products. For example, if Genzyme's anti-adhesion products fail to gain market acceptance, this may adversely affect the initial market acceptance of the Company's LUBRICOAT Gel, if and when approved, or might adversely affect the market for the Company's Common Stock, regardless of the differences between LUBRICOAT Gel and competing products.

     There can be no assurance that product introductions by present or future competitors or future technological or health care innovations will not render Lifecore's products and processes obsolete.

PROTECTION OF PROPRIETARY TECHNOLOGY

     Lifecore's success depends, to a large extent, on its ability to maintain a competitive technological position in its product areas. While certain of Lifecore's patents have been allowed or issued, there can be no assurance that, to the extent issued, the Company's patents will effectively protect its proprietary technology. If other manufacturers were to infringe on its patents, there can be no assurance that the Company would be successful in challenging, or would have adequate resources to challenge, such infringement. Lifecore also relies upon trade secrets, proprietary know-how and continuing technological innovation to develop and maintain its competitive position. There can be no assurance that others will not independently develop such know-how or otherwise obtain access to the Company's technology. While Lifecore's employees, temporary staff, consultants and corporate partners with access to proprietary information are required to enter into confidentiality agreements, there can be no assurance that these agreements will provide the Company with adequate protection from loss of proprietary technology or know-how.

     Under current law, patent applications in the United States are maintained in secrecy until patents are issued, and patent applications in foreign countries are maintained in secrecy for a period after filing. The right to a device patent in the United States is attributable to the first to invent the device, not the first to file a patent application. Accordingly, the Company cannot be sure that its products or technologies do not infringe patents that may be granted in the future pursuant to pending patent applications. The Company has not received any notices alleging, and is not aware of, any infringement by the Company of any other entity's patents relating to the Company's current or anticipated products. There can be no assurance, however, that its products do not infringe any patents or proprietary rights of third parties. In the event that any relevant claims of third-party patents are upheld as valid and enforceable, the Company could be prevented from selling its products or could be required to obtain licenses from the owners of such patents or be required to redesign its products or processes to avoid infringement. There can be no assurance that such licenses would be available or, if available, would be on terms acceptable to the Company or that the Company would be successful in any attempt to redesign its products or processes to avoid infringement. The Company's failure to obtain these licenses or to redesign its products or processes would have a material adverse effect on the Company's business, financial condition, and results of operations.

LACK OF REGULATORY APPROVALS; REGULATION OF EXISTING PRODUCTS

     The Company's products under development are considered to be medical devices and, therefore, they require clearance or approval by the FDA before commercial sales can be made in the United States. The products also require approvals of foreign government agencies before sales may be made in many other countries. The process of obtaining these clearances or approvals varies according to the nature and use of the product. It can involve lengthy and detailed laboratory and clinical testing, sampling activities and other costly and time-consuming procedures. There can be no assurance that any of the required clearances or approvals will be granted on a timely basis, if at all.

     In addition, most of the existing products being sold by the Company and its customers are subject to continued regulation by the FDA, various state agencies and foreign regulatory agencies which regulate manufacturing, labeling and record keeping procedures for such products. Marketing clearances or approvals by these agencies can be withdrawn due to failure to comply with regulatory standards or the occurrence of unforeseen problems following initial clearance or approval. These agencies can also limit or prevent the manufacture or distribution of the Company's products. A determination that the Company is in violation of such regulations could lead to the imposition of civil penalties, including fines, product recalls or product seizures, injunctions, and, in extreme cases, criminal sanctions.

POSSIBLE LIMITATIONS ON ABILITY TO MANUFACTURE PRODUCTS

     The Company has designed its modular facility to permit the production of hyaluronate at levels far exceeding current levels of production, and the Company has been incurring charges for idle capacity relating to the production of hyaluronate in powder form. However, to meet anticipated significant commercial demand for LUBRICOAT Gel product, the Company intends to expand its warehouse and distribution capabilities and to accelerate scale-up of aseptic-packaging facilities for finished products. In the event of a sudden increase in demand for any of the Company's hyaluronate products, the Company will be required to scale-up operations, including the acquisition and validation of additional equipment and training of additional personnel. No assurance can be given that the Company will be able to adequately meet any such demands on a timely basis.

RISK OF INTERRUPTION OF MANUFACTURING

     The Company's manufacturing requires extensive specialized equipment. In addition, the Company manufactures all of its hyaluronate products at one facility. Although the Company has contingency plans in effect for certain natural disasters, as well as other unforeseen events which could damage the Company's facilities or equipment, no assurance can be given that any such events will not materially interrupt the Company's business. In the event of such an occurrence, the Company has business interruption insurance to cover lost revenues. However, such insurance would not compensate the Company for the loss of opportunity and potential adverse impact on relations with existing customers created by an inability to produce its products.

DEPENDENCE ON MANAGEMENT

     The Company's success depends in large part upon the services of its Chief Executive Officer, Dr. James W. Bracke. Dr. Bracke's employment agreement with the Company extends through November 2000. Although the Company is the owner and beneficiary of a life insurance policy covering Dr. Bracke, there can be no assurance that the proceeds of such policy will be sufficient to compensate the Company for the loss of his services.

EXPOSURE TO PRODUCT LIABILITY CLAIMS

     The manufacture and sale of the Company's products entails a risk of product liability claims. In addition to product liability exposure for its own products, the Company may be subject to claims for products of its customers which incorporate Lifecore's materials. The Company maintains product liability insurance coverage of $1.0 million per claim with an aggregate maximum of $2.0 million for all of its products. The Company also carries an $8.0 million umbrella insurance policy which also covers product liability claims. Lifecore Biomedical SpA also carries product liability insurance in the amount of $1.0 million per claim with an aggregate maximum of $2.0 million. However, there can be no assurance that the Company will have sufficient resources if claims exceed available insurance coverage. While the Company has not experienced any product liability claims to date, a product liability claim, or other claim with respect to uninsured liabilities or in excess of insured liabilities, could have a material adverse effect on the business, financial condition and results of operations of the Company. In addition, there can be no assurance that insurance will continue to be available to the Company and that, if available, the insurance will continue to be on commercially acceptable terms.

POSSIBLE VOLATILITY OF SHARE PRICE

     Market prices in the United States for securities of medical technology companies can be highly volatile, and the trading price of the Company's Common Stock could be subject to significant fluctuations in response to quarterly variations in operating results, announcements of the status or results of development projects or technological innovations by the Company or its competitors, government regulation and other events or factors. The volatility in market prices may be unrelated to the operating performance of particular companies. These market fluctuations have in the past materially adversely affected the market price of the Company's Common Stock, and may have such an effect in the future.

ANTI-TAKEOVER CONSIDERATIONS

     The Board of Directors of the Company has the authority, without any action by the stockholders, to fix the rights and preferences of any shares of the Company's Preferred Stock to be issued from time to time. Pursuant to the Company's Articles of Incorporation, the Board of Directors is divided into three classes of directors, with each director serving a three-year term. Each year only one class of directors is subject to a shareholder vote, and approximately one-third of the directors belongs to each class. A shareholder desiring to control the Board of Directors must participate in two elections of directors to obtain majority representation on the Board of Directors. In addition, as a Minnesota corporation, the Company is subject to certain anti-takeover provisions of the Minnesota Business Corporation Act. All of these factors could have the effect of delaying, deferring or preventing a change in control of the Company, may discourage bids for the Company's Common Stock at a premium over the then prevailing market price of the Common Stock, and may adversely affect the market price of, and the voting and other rights of the holders of, Common Stock.


                               SELLING SHAREHOLDER

     The Selling Shareholder is Brian R. Hill, 774 Mays Boulevard, #10-236, Incline Village, Nevada 89451 ("Hill"). As of July 26, 1993, the Company purchased all of the issued and outstanding shares of capital stock of Implant Support Systems, Inc., an Ohio corporation ("ISS") from Hill. ISS was a manufacturer of dental implant products. Through the acquisition, the Company acquired the Restore Close Tolerance Dental Implant System and a line of dental implant prosthetic components that the Company continues to market under the Implant Support Systems brand. The aggregate purchase price for the stock of ISS was $2,700,000. Lifecore paid $700,000 in cash on the closing date and issued a promissory note dated July 26, 1996 (the "Note") for the remaining $2,000,000. The final installment of $450,000 under the Note was due and payable on December 15, 1996. Under the terms of the Note, Lifecore had the right to pay the final installment in the form of registerable Common Stock of the Company. The Company delivered 29,108 shares of unregistered Common Stock to Hill on December 13, 1996. The number of shares issued to Hill was determined using a formula based on the quoted market value as determined on the NASDAQ Stock Market. The Shares have been registered for public sale by Hill pursuant to an agreement between Lifecore and Hill.
Pursuant to that agreement, all expenses relating to the registration, other than underwriting discounts and commissions, transfer taxes and Hill's attorneys' fees are being paid by Lifecore.


                                 USE OF PROCEEDS

     The Shares are being offered solely by the Selling Shareholder and none of the proceeds of sale thereof will be received by the Company.


                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     There may be federal, state, local or foreign tax considerations applicable to the circumstances of a particular investor. In addition, congress is currently considering comprehensive tax legislation which could make major changes in the way individuals, corporations and other entities are taxed with respect to various types of investments, including investments of the type described herein. Prospective investors are urged to consult their own tax advisors before determining whether to purchase Shares.


                              PLAN OF DISTRIBUTION

     The Shares will be sold from time to time by the Selling Shareholder or a brokerage firm or firms engaged by the Selling Shareholder or as the brokers engaged by the Selling Shareholder shall, in their discretion, determine. The Company has been advised that, as of the date hereof, the Selling Shareholder intends to arrange for the sale of the Shares through Piper Jaffray Inc., a market maker for the Company's Common Stock. Underwriters, brokers or dealers may participate in such transactions as agents and may, in such capacity, receive brokerage commissions from the Selling Shareholder or purchasers of such securities. Such underwriters, brokers or dealers may also purchase Shares and resell such Shares for their own account in the manner described above. The Selling Shareholder and such underwriters, brokers or dealers may be considered "underwriters" as that term is defined by the Securities Act of 1933, although the Selling Shareholder disclaims such status. Any commissions, discounts or profits received by such underwriters, brokers or dealers in connection with the foregoing transactions may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.


                                     EXPERTS

     The Consolidated Financial Statements and schedule of Lifecore Biomedical, Inc. included in its Annual Report on Form 10-K for the fiscal year ended June 30, 1996 have been audited by

Grant Thornton LLP, independent certified public accountants, to the extent and for the period indicated in their reports appearing elsewhere or incorporated by reference in the Registration Statement of which this Prospectus is a part.
Such financial statements and schedule are incorporated herein by reference in reliance upon the reports of such firm and upon their authority as experts in accounting and auditing.


                                  LEGAL MATTERS

     The validity of the Shares to be offered hereby will be passed upon for the Company by Lindquist & Vennum P.L.L.P., Minneapolis, Minnesota, counsel for the Company.


                                 TRANSFER AGENT

     The transfer agent for the Company's Common Stock is Norwest Bank Minnesota, N.A., Minneapolis, Minnesota.

                                     PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION:


     SEC registration fee. . . . . . . . . . . . . . . . . . . . . . . . $   142
     Accountants' fees and expenses. . . . . . . . . . . . . . . . . . . $ 2,500
     Attorneys' fees and expenses. . . . . . . . . . . . . . . . . . . . $ 3,000
     Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . $   358

     Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $ 6,000

     Except for the SEC registration fee, all of the foregoing expenses have been estimated. None of the foregoing expenses will be paid by the Selling Shareholder.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Bylaws provide that the Company may indemnify each director or officer, whether or not then in office (and such person's heirs, executors, and administrators), against reasonable costs and expenses incurred in connection with any action, suit or proceeding to which such person may be made a party by reason of such person's being or having been a director or officer, except in relation to any actions, suits, or proceedings in which such person has been adjudged liable because of willful malfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person's office. The bylaws further provide that such rights and indemnification shall not be exclusive of any other rights to which the officers and directors may be entitled according to law.

     Section 302A.521 of the Minnesota Business Corporation Act provides that a corporation shall indemnify any person who was or is made or is threatened to be made a party to any proceeding, by reason of the former or present official capacity of such person, against judgments, penalties and fines including, without limitation, excise taxes assessed against such person with respect to any employee benefit plan, settlements, and reasonable expenses, including attorney's fees and disbursements, incurred by such person in connection with the proceeding if, with respect to the acts or omissions of such person complained of in the proceeding, such person (i) has not been indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions; (ii) acted in good faith; (iii) received no improper personal benefit and Section 302A.255 (regarding conflicts of interest), if applicable, has been satisfied; (iv) in the case of a criminal proceeding, has no reasonable cause to believe the conduct was unlawful; and (v) in the case of acts or omissions by persons in their official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interest of the corporation. In addition, Section 302A.521, subd. 3, of the Minnesota Statutes requires payment of reimbursement by the corporation, upon written request, of reasonable expenses (including attorneys' fees) incurred by a person in advance of the final disposition of a proceeding in certain instances if a decision as to required indemnification is made by a disinterested majority of the Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the Board, by special legal counsel, by the shareholders or by a court.

     In addition, the Company has entered into indemnification agreements with each of its directors and officers, which agreements provide for indemnification to the full extent permitted by Minnesota law.

     For information regarding the Company's undertaking to submit to adjudication the issue of indemnification for violation of the securities laws, see Item 17 hereof.

ITEM 16.  EXHIBITS.

Exhibit No.         Description
-----------         -----------

     5.1       Opinion of Lindquist & Vennum P.L.L.P.

   23.1        Consent of Grant Thornton LLP

   23.2        Consent of Lindquist & Vennum (included in Exhibit 5).

   24 The Power of Attorney is set forth in the signature page of this Registration Statement.

ITEM 17.  UNDERTAKINGS.

     (a)  The undersigned Registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change of such information in the Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 19th day of December, 1996.

                                   LIFECORE BIOMEDICAL, INC.


                                   By /s/ James W. Bracke
                                      ---------------------------------------
                                      James W. Bracke, President
                                      and Chief Executive Officer


                                POWER OF ATTORNEY

     KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James W. Bracke and Dennis J. Allingham, and each of them, their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his or substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and as of the dates indicated:

Signature
---------


 \s\ James W. Bracke                                   Dated: December 19, 1996
------------------------------------------
James W. Bracke, Ph.D., President,
Chief Executive Officer and Secretary
(Principal Executive Officer) and Director


 \s\ Dennis J. Allingham                               Dated: December 19, 1996
------------------------------------------
Dennis J. Allingham,
Vice President and Chief
Financial Officer (Principal Financial Officer)

Signature
---------


 \s\ Orwin L. Carter                         Dated: December 19, 1996
-----------------------------------
Orwin L. Carter, Ph.D., Director


 \s\ Joan L. Gardner                         Dated: December 19, 1996
-----------------------------------
Joan L. Gardner, Director


 \s\ Thomas H. Garrett                       Dated: December 19, 1996
-----------------------------------
Thomas H. Garrett, Director


 \s\ John C. Heinmiller                      Dated: December 19, 1996
-----------------------------------
John C. Heinmiller, Director


 \s\ Donald W. Larson                        Dated: December 19, 1996
-----------------------------------
Donald W. Larson, Director


 \s\ Richard W. Perkins                      Dated: December 19, 1996
-----------------------------------
Richard W. Perkins, Director